EXHIBIT 99(C)

                      RESOLUTIONS ADOPTED BY REGISTRANT'S
                    BOARD OF DIRECTORS ON SEPTEMBER 12, 2000

     RESOLVED that in accordance with the recommendations of management of the Corporation and the Nominating Committee of the Board of Directors, the annual retainer payable by the Corporation to each director of the Corporation who is not also an employee of the Corporation (a "Non-Employee Director") shall include, and the Corporation shall grant, an annual award of One Thousand (1,000) shares of the Common Stock of the Corporation of par value of 12 1/2 cents per share ("Common Stock") to each person who is a Non-Employee Director of the Corporation on October 1 in each year ("Stock Grant"), such Stock Grants to be effective with respect to each twelve-month period beginning October 1 and ending September 30 during which such Non-Employee Director shall serve, the first such grant to be made on October 1, 2000, with respect to the following twelve-month period, such Stock Grants not to exceed, however, in the aggregate, One Hundred Thousand (100,000) shares of Common Stock without further authorization by the Board of Directors;

     RESOLVED that there shall be reserved for issuance upon Stock Grants pursuant to the preceding resolution, 100,000 shares of authorized but unissued Common Stock, less such number of shares of such stock as may, in the discretion of management of the Corporation, be transferred out of treasury stock to Non-Employee Directors in payment of Stock Grants;

     RESOLVED that, the proper officers of the Corporation be, and they hereby are, authorized and directed, to cause to be issued out of the authorized but

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unissued Common Stock (or transferred out of treasury stock) and delivered to each Non-Employee Director entitled thereto, certificates (or certificateless electronic transfers) representing for the appropriate number of shares of Common Stock called for by annual Stock Grants; and that, upon such issuance or transfer and delivery, the shares of Common Stock of the Corporation represented by such certificates (or electronic transfer) shall be duly and validly issued, fully paid and nonassessable;

     RESOLVED that, the existing appointments and authority of The Bank of New York as Transfer Agent and Registrar for the Common Stock of the Corporation hereby are amended to extend, respectively, to the issue and countersignature upon original issue or transfer out of treasury stock, and the registration upon original issue or transfer out of treasury stock, of up to an aggregate of 100,000 additional shares of Common Stock to be reserved for issuance upon the payment of Stock Grants as hereinabove provided, subject to and upon the presently existing limitations and conditions of such appointments and authority;

     RESOLVED that, the proper officers of the Corporation are hereby authorized and directed to make application to the New York Stock Exchange for the listing of an aggregate of up to 100,000 shares of the Corporation's authorized but unissued Common Stock, representing shares which may be issued upon the payment of Stock Grants to Non-Employee Directors of the Corporation; that Stephen A. Block, Senior Vice-President, General Counsel and Secretary, Douglas J. Wetmore, Senior Vice-President and Chief Financial Officer, and/or any counsel to the Corporation be and each of them hereby is appointed representative of the Corporation to appear before officials of said Exchange and of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, in order to effect such listing;

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     RESOLVED that the form of amended Directors' Deferred Compensation Plan
("the Plan"), a copy of which was submitted to this meeting and identified as Exhibit A to the minutes hereof, be, and it hereby is approved and adopted, effective immediately; and

     RESOLVED that the proper officers of the Corporation, acting with the advice of counsel to the Corporation, are hereby authorized and directed to execute such documents and to take such other action, including making such changes in the Plan not of substance, and making provision in the books and records of the Corporation for deferred Stock Grants under the Plan, as they deem necessary or advisable to carry out the intent and purposes of the foregoing resolutions.